EXHIBIT 99.1

News Release


UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY 10022


Contact:        Susan Fein Zawel
                Vice President Corporate Communications
                (212) 752-8787


           United Industrial Divests Transportation Overhaul Business

         - Part of Continuing Strategy to Focus on Defense Operations -


NEW YORK, July 26, 2002 -- United Industrial Corporation (NYSE: UIC) today announced that it has sold its transportation overhaul contracts with the New Jersey Transit Corporation and the Maryland Transit Administration to ALSTOM Transportation Inc. for approximately $19.2 million. The price gives effect to certain price adjustments, including those in the originally agreed upon price set forth in the agreement previously announced on March 28, 2002.

Richard R. Erkeneff, President and Chief Executive Officer of United Industrial, commented, "We are delighted to complete the sale of these transportation overhaul contracts, marking another step forward in our strategy to build shareholder value. The divestiture of these non-core programs advances our long-term objective of refocusing on our core defense and aerospace operations. In moving forward, we are particularly enthusiastic about our prospects in the areas of Unmanned Aerial Vehicles, Simulation and Test Systems, and Engineering and Maintenance Services. We have key competitive strengths in each of these areas as well as a substantial backlog of work and attractive growth opportunities."

ALSTOM is the global specialist in energy and transport infrastructure. The Company serves the energy market through its activities in the fields of power generation, power transmission and distribution, and the transport market through its activities in rail and marine. ALSTOM's Transport Sector, with sales of 4.4 billion euros and a 17% market share, is a leading supplier to the rail industry world-wide.

United Industrial Corporation is a company focused on the design and production of defense, training and energy systems. Its products include unmanned aerial

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vehicles, training and simulation systems, and automated aircraft test and maintenance equipment. The Company also offers logistical/engineering services for government-owned equipment and manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.


       For more information, please visit United Industrial's web site at
                            www.unitedindustrial.com


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